Exhibit 99.15

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Directors and Management of New PubCo Following the Transactions,” filed by IE PubCo Inc. on Form S-4 and each related Prospectus and each further amendments or supplements thereto.

Dated: October 8, 2021

/s/ Erich Bobinsky
Name: Erich Bobinsky